Exhibit 10.24

Sunoco, Inc. Executive Compensation Summary Sheet

The following is a summary of the 2007 base salaries of the named executive officers of Sunoco, Inc.:

Name/Title	Base Salary
John G. Drosdick Chairman, President and Chief Executive Officer	$1,200,000

Joel H. Maness Executive Vice President, Refining and Supply	$580,000

Thomas W. Hofmann Senior Vice President and Chief Financial Officer	$525,000

Robert W. Owens Senior Vice President, Marketing	$482,000

Bruce G. Fischer Senior Vice President, Sunoco Chemicals	$435,000

Michael H. R. Dingus Senior Vice President, Sunoco, Inc. and President, Sun Cole Company	$430,000

Charles K. Valutas Senior Vice President and Chief Administrative Officer	$429,000